Exhibit 99.1

April 22, 2010

Dear Shareholder,

Touchmark completed its second year of operation in what can readily be described as a challenging business environment.  Our well-capitalized status has enabled us to grow our assets and customer base in spite of considerable headwinds, and we believe that we are favorably positioned to benefit from the coming economic turnaround.  Banks fortunate enough to have a strong capital position, a diverse funding mix and a healthy portfolio of earning assets should thrive as recovery builds across metropolitan Atlanta.

Touchmark’s strategic planning process has helped us to remain focused on our priorities of soundness, profitability and growth.  We continue to build net interest margin and pursue fee income opportunities while strategically managing our expenses.  We are diligent in our credit underwriting process and move swiftly to manage out weakened credit situations. We continue to evaluate services and market opportunities that will allow us to grow and benefit from economies of scale.  Our entry into the SBA market has shown rapid success and provides us with timely resources to meet our client’s needs and to diversify our revenues in a difficult credit market.

Enclosed you will find our 2009 audited financial statements.  We ended 2009 with $129.2 million in assets, an 81% increase over 2008.  Loans net of allowance grew by $36.9 million or 217% while deposits grew by $48.3 million or 274%.  Touchmark recorded a loss of $2.9 million or $0.84 per share as we increased our provision against loan losses by $1.04 million to $1.45 million.  This resulted in an allowance for loan loss amounting to 2.12% at year-end.

We are very pleased to report that the first quarter of 2010 has gotten off to a good start as we produced a small profit for the first three months of this year—our first profitable quarter since opening for business in January 2008.  Our earning asset growth has been steady and we are working diligently to continue our success and enhance shareholder value.

In mid-March 2010, Dr. JJ Shah was elected Chairman of both Touchmark National Bank and Touchmark Bancshares, Inc. upon the retirement of Thomas E. Persons, Sr.  Dr. Shah was a founding Organizer of the bank and has been an active director since our inception.  We congratulate Dr Shah on his leadership position with Touchmark, and we sincerely thank Tom for his time and service that has enabled us to accomplish our considerable success thus far.

Thank you for your continued support and investment in Touchmark.

William R. Short

President & CEO